Exhibit 5.1

Our ref          VSL/747458-000001/25976064v3

Fangdd Network Group Ltd.

Room 602, Unit B4, Kexing Science Park

15 Keyuan Road, Technology Park

Nanshan District, Shenzhen 518057

People's Republic of China

2 March 2023

Dear Sirs

Fangdd Network Group Ltd.

We have acted as Cayman Islands legal advisers to Fangdd Network Group Ltd. (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to securities to be issued and sold by the Company from time to time, and the prospectus supplement to the Registration Statement dated 2 March 2023 (the "Prospectus Supplement"), relating to the registered direct offering by the Company of 375,000,000 class A ordinary shares, par value US$0.0000001 per share of the Company (the "Shares") represented by American depositary shares (the "ADSs").

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1               Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1            The certificate of incorporation of the Company dated 19 September 2013 and the certificate of incorporation on change of name of the Company dated 11 October 2019.

1.2            The fifth amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 8 October 2019 and effective immediately prior to the completion of the Company’s initial public offering of ADSs representing the Shares, as altered by written resolutions of the board of directors of the Company dated 29 November 2022 (the "Memorandum and Articles").

1.3            The written resolutions of the board of directors of the Company (the "Board") dated 29 July 2022 (the "F-3 Resolutions") and 1 March 2023 (the "RDO Resolutions", together with the F-3 Resolutions, the "Resolutions").

1.4            A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5            A certificate of good standing dated 28 February 2023, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6            The Registration Statement.

1.7            The Prospectus Supplement.

1.8            The Securities Purchase Agreements dated 2 March 2023 between the Company and the purchasers identified therein (the "Transaction Documents").

2                Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1            The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2            The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3            The choice of the laws of the State of New York as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.4            The Company will receive money or money's worth in consideration for the issue of the Shares, and none of the Shares will be issued for less than their par value.

2.5            The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.6            There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents.

2.7            No monies paid to or for the account of any party under the Transaction Documents or any property received or disposed of by any party to the Transaction Documents in each case in connection with the Transaction Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.8            There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below. Specifically, we have made no independent investigation of laws of the State of New York.

2.9            The issue of the Shares will be of commercial benefit to the Company.

2.10          No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares or the ADSs.

3                Opinion

Based upon, and subject to the foregoing assumptions and the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1            The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2            The authorised share capital of the Company is US$5,000 divided into 50,000,000,000 shares comprising of (i) 30,000,000,000 class A ordinary shares of a nominal or par value of US$0.0000001 each, (ii) 10,000,000,000 class B ordinary shares of a nominal or par value of US$0.0000001 each, (iii) 75,000 class C ordinary shares of a nominal or par value of US$0.0000001 each, and (iv) 9,999,925,000 shares of a nominal or par value of US$0.0000001 each of such class or classes (however designated) as the Board may determine in accordance with the Memorandum and Articles.

3.3            The execution, issue, delivery and performance of the Transaction Documents, including the issue of the Shares, as contemplated by the Registration Statement, have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Transaction Documents by any Director or Officer (as defined in the RDO Resolutions) for and on behalf of the Company, the Transaction Documents will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.4            The issue and allotment of the Shares as contemplated by the Registration Statement have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.5            The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement and the Prospectus Supplement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4                Qualifications

4.1            To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2            In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.3            We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents.

Except as specifically stated herein, we express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties, and we make no comment with regard to warranties or representations that may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP

Director's Certificate